Exhibit 3.2

Name:	NEO Aeronautics, Inc.

Service:	Filing Domestic Amendment

Jurisdiction:	US - DE - Secretary of State

Thru Date:	12/18/2025

Results:
File No. 4760550

Reasonable care is exercised in the completion of all requests, however, as the responsibility for the accuracy of the public records rests with the filing officer, we accept no liability for the report contained herein.

Delaware	Page 1
The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “NEO AERONAUTICS, INC.”, FILED IN THIS OFFICE ON THE EIGHTEENTH DAY OF DECEMBER, A.D. 2025, AT 9:41 O’ CLOCK A.M.

4760550 8100 SR# 20254920686	Authentication: 205659983 12-18-25
You may verify this certificate online at corp.delaware.gov/authver.shtml

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under the General Corporation Law and the State of Delaware, hereby certifies as follows:

1.	The name of the corporation is NEO Aeronautics, Inc.

2.	The Certificate of Incorporation of the corporation is hereby amended by changing the Article thereof numbered Article TV so that, as amended, said Article shall be and read as follows:

A.	Authorized Capital Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of Common Stock which the Corporation is authorized to issue is 500,000,000 shares, 450,000,000 shares of which shall be Class A Common Stock (the “Class A Common Stock”) and 50,000,000 shares of which shall be Class B Common Stock (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”). The total number of shares of Preferred Stock which the Corporation is authorized to issue is 100,000,000 shares of Preferred Stock (the “Preferred Stock”). The Preferred Stock shall have a par value of $0.001 per share and the Common Stock shall have a par value of $0.001 per share. The Preferred Stock shall be undesignated as to series and issuable in accordance with the provisions of Article IV, Section B hereof and the DGCL.

3.	That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

By:	/s/ Neo Kok Beng
Name:	Neo Kok Beng
Title:	Chief Executive Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 09:41 AM 12/18/2025
FILED 09:41 AM 12/18/2025
SR 20254920686 - File Number 4760550